Exhibit 99.1

NEWMARKET CORPORATION REPORTS STRONG IMPROVEMENT IN EARNINGS FOR THE YEAR 2006

Richmond, VA, February 2, 2007 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald released the following earnings report and update of the company’s operations for the fourth quarter and year 2006.

We are pleased to report to you that the year 2006 was a very successful year for NewMarket Corporation and included several major accomplishments. These accomplishments included a significant improvement in earnings for the year 2006, reflecting strong gains in our petroleum additives segment results. We also recently completed a refinancing of our loan agreements which provides us with more flexibility and favorable terms to build for the future.

Earnings for the year 2006, excluding special items, increased to $53.7 million, or $3.08 per share, a 52 percent improvement over earnings on the same basis for the year 2005 of $35 million, or $2.02 per share. Including special items, net income for the year 2006 was $57.5 million, or $3.30 per share, while net income for the year 2005 was $42.4 million, or $2.45 per share.

Earnings for the fourth quarter 2006, excluding special items, improved to $10.5 million, or $.60 per share, compared to earnings on the same basis for the fourth quarter of 2005 of $8.0 million, or $.46 per share, a 30 percent increase. Including special items, net income for the fourth quarter of this year was $4.5 million, or $.26 per share, while net income for the fourth quarter last year was $11.1 million, or $.64 per share.

The petroleum additives segment continues its strong performance with net sales for the year increasing to $1.3 billion compared to net sales of $1.1 billion for the year 2005. Net sales of petroleum additives in the fourth quarter of this year increased to $304.2 million compared to net sales for the same period last year of $293.3 million. Operating profit before the net benefit of special items for this segment for the year 2006, increased to $100.3 million, an improvement of 67 percent over operating profit on this same basis for last year of $60 million. Petroleum additives operating profit, excluding the benefit of special items for the fourth quarter of this year, improved to $19.6 million compared to operating profit for the same period last year of $17.6 million. The improvement in petroleum additive operating profit in 2006 reflects a better sales mix including increased volumes of certain higher margin products as well as our progress in restoring margins through the introduction of more cost-effective products and price increases to recover cost. These improved results come from a variety of our product lines and reflect our commitment to supply our customers with top quality products and unique technical and marketing solutions.

The expected decline in tetraethyl lead (TEL) continued with operating profit for the year 2006 amounting to $3.1 million compared to operating profit for last year of $14.1 million, excluding the benefit of a special item. This segment will continue to be a minor contributor to the overall profitability of the Company as its usage declines throughout the world.

During the fourth quarter 2006, we replaced our 8.875% senior notes due 2010 with a new issue of 7.125% senior notes due 2016. We also amended and extended our bank credit facility with terms that we believe are more indicative of the financial strength that we now exhibit. The replacement of the senior notes did result in a one time charge that is included in our fourth quarter results, but will also benefit future periods with lower interest expense charges.

The success of the year 2006 is reflected in the improvement of our financial results. We salute the dedicated NewMarket employees around the world for their commitment and the progress they have achieved as they continue to find ways to bring increased value to our customers and shareholders.

Sincerely,

Thomas E. Gottwald

As noted, net income for both the fourth quarters and the years 2006 and 2005 include certain special items. The Company has reported net income including special items, as well as earnings excluding special items and related per share amounts in this release. The Company believes that even though earnings excluding special items are not required by or presented in accordance with GAAP, this additional measure enhances understanding of the Company’s performance. Earnings excluding these items enhances period to period comparability. Earnings excluding special items should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to earnings excluding special items.

Summary of Earnings for the Fourth Quarter and Year:

	Fourth Quarter Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Net Income:
Net income	$4.5	$11.1	$57.5	$42.4
Special items:
Settlements-net benefit	(1.0)		(5.5)	(2.5)
Earn-out agreement income		—	(3.3)	—
Gain on sale of property	—	(3.1)	(2.0)	(4.9)
Loss on extinguishment of debt	7.0	—	7.0	—

Earnings excluding special items	$10.5	$8.0	$53.7	$35.0

Diluted Earnings Per Share:
Net income:	$0.26	$0.64	$3.30	$2.45
Special items:
Settlements-net benefit	(0.06)	—	(0.31)	(0.14)
Earn-out agreement income	—	—	(0.19)	—
Gain on sale of property	—	(0.18)	(0.12)	(0.29)
Loss on extinguishment of debt	0.40	—	0.40	—

Earnings excluding special items	$0.60	$0.46	$3.08	$2.02

As a reminder, a conference call and Internet web cast is scheduled for 10:00 a.m. EST on Monday, February 5, 2007 to review fourth quarter and year 2006 financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 12, 2007 at 11:59 p.m. EST by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 286. The conference ID number is 227252. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2005 Annual Report on Form 10-K and in Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which are available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Net sales:
Petroleum additives	$304.2	$293.3	$1,252.6	$1,066.9
Tetraethyl lead	2.0	0.4	10.7	8.6

Total	$306.2	$293.7	$1,263.3	$1,075.5

Segment operating profit:
Petroleum additives before special items	$19.6	$17.6	$100.3	$60.0
Special items income, net (a)	1.6	—	4.1	—

Petroleum additives	21.2	17.6	104.4	60.0

Tetraethyl lead before special item	0.6	(1.2)	3.1	14.1
Special item income (b)	—	—	—	3.9

Tetraethyl lead	0.6	(1.2)	3.1	18.0
Contract manufacturing and other	0.9	0.9	4.2	2.7

Segment operating profit	22.7	17.3	111.7	80.7
Corporate unallocated expense	(3.2)	(4.8)	(12.9)	(14.6)
Special items income (c)	—	4.9	13.0	7.8
Interest expense	(3.7)	(3.9)	(15.4)	(16.8)
Loss on early extinguishment of debt (d)	(11.2)	—	(11.2)	—
Other income (expense), net	0.9	—	2.9	(0.1)

Income before income taxes	$5.5	$13.5	$88.1	$57.0

Net income:
Earnings excluding special items	$10.5	$8.0	$53.7	$35.0
Special items (a) (b) (c) (d)	(6.0)	3.1	3.8	7.4

Net income	$4.5	$11.1	$57.5	$42.4

Basic earnings per share:
Earnings excluding special items	$0.61	$0.47	$3.12	$2.05
Special items (a) (b) (c) (d)	(0.35)	0.18	0.22	0.44

Basic earnings per share	$0.26	$0.65	$3.34	$2.49

Diluted earnings per share:
Earnings excluding special items	$0.60	$0.46	$3.08	$2.02
Special items (a) (b) (c) (d)	(0.34)	0.18	0.22	0.43

Diluted earnings per share	$0.26	$0.64	$3.30	$2.45

Notes to Segment Results and Other Financial Information

Certain prior period amounts have been reclassified to conform to the current presentation. There was no impact on net income in any period.

(a)	Special items income in petroleum additives includes a gain associated with a legal settlement related to transportation charges of $3.3 million ($2.1 million after tax) for twelve months 2006 and $0.7 million ($0.5 million after tax) for fourth quarter 2006. In addition, special items income in petroleum additives also includes a net gain of approximately $0.9 million ($0.5 million after tax) for both the twelve months 2006 and fourth quarter 2006 resulting from other legal settlements.
(b)	The 2005 special item in TEL represents the gain associated with the insurance settlement related to premises asbestos liabilities. The after tax gain amounted to $2.5 million.
(c)	Twelve months 2006 includes a $5.3 million gain ($3.3 million after tax) related to an earn-out agreement for certain pharmaceutical intellectual property that we sold in 1994; a $3.3 million gain ($2.0 million after tax) on the sale of property; and a $4.4 million gain for interest on an income tax settlement ($2.9 million after tax).

The special item for both twelve months 2005 and fourth quarter 2005 are gains on sales of corporate property. The after tax gain amounted to $5.0 million for twelve months 2005 and $3.1 million for fourth quarter 2005.

(d)	In December 2006 in a tender offer, we purchased $149.75 million of the outstanding $150 million aggregate principal amount of our 8.875% senior notes due 2010. As a result of the transaction, we recognized a loss of $11.2 million ($7.0 million after tax) on the early extinguishment of debt for both the twelve months 2006 and fourth quarter 2006. This loss included the write-off of unamortized deferred financing costs of $2.6 million and cash paid associated with the purchase of $8.6 million. Subsequently in December 2006, we issued $150 million aggregate principal amount of 7.125% senior notes due in 2016.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Net sales	$306,162	$293,656	$1,263,297	$1,075,544
Cost of goods sold (a)	241,945	241,843	999,211	875,286

Gross profit	64,217	51,813	264,086	200,258
Operating profit from TEL marketing agreements services	1,755	3,525	8,181	23,154
Selling, general, and administrative expenses	29,931	25,581	109,191	96,810
Research, development, and testing expenses	19,999	17,398	70,263	65,394
Special items income, net (b)	3,732	4,922	14,825	11,668

Operating profit	19,774	17,281	107,638	72,876
Interest and financing expenses	3,714	3,929	15,403	16,849
Loss on early extinguishment of debt (c)	11,209	—	11,209	—
Other income, net (d)	615	182	7,117	925

Income before income taxes	5,466	13,534	88,143	56,952
Income tax expense (e)	1,006	2,383	30,621	14,571

Net income	$4,460	$11,151	$57,522	$42,381

Basic earnings per share	$0.26	$0.65	$3.34	$2.49

Diluted earnings per share	$0.26	$0.64	$3.30	$2.45

Shares used to compute basic earnings per share	17,281	17,071	17,223	17,028

Shares used to compute diluted earnings per share	17,415	17,341	17,407	17,320

Notes to Consolidated Statements of Income

(a)	Twelve months 2006 and fourth quarter 2006 includes certain settlement cost of $2.1 million ($1.3 million after tax).
(b)	Twelve months 2006 includes a $5.3 million gain ($3.3 million after tax) related to an earn-out agreement for certain pharmaceutical intellectual property that we sold in 1994; a $3.3 million gain ($2.1 million after tax) associated with a legal settlement related to transportation charges; a $3.0 million net gain ($1.9 million after tax) resulting from other legal settlements; and a $3.3 million gain ($2.0 million after tax) on the sale of property. The fourth quarter 2006 includes $0.7 million gain ($0.5 million after tax) associated with the legal settlement related to transportation charges and $3.0 million net gain ($1.9 million after tax) resulting from the other legal settlements.

Twelve months 2005 include gains of $7.8 million ($5.0 million after tax) on sales of corporate property and a gain of $3.9 million ($2.5 million after tax) associated with the insurance settlement related to premises asbestos liabilities. The special item for the fourth quarter 2005 was related to a gain on the sale of corporate property amounting to $3.1 million after tax.
(c)	In December 2006 in a tender offer, we purchased $149.75 million of the outstanding $150 million aggregate principal amount of our 8.875% senior notes due 2010. As a result of the transaction, we recognized a loss of $11.2 million ($7.0 million after tax) on the early extinguishment of debt for both twelve months 2006 and fourth quarter 2006. This loss included the write-off of unamortized deferred financing costs of $2.6 million and cash paid associated with the purchase of $8.6 million. Subsequently in December 2006, we issued $150 million aggregate principal amount of 7.125% senior notes due in 2016.
(d)	Other income, net for twelve months 2006 includes a gain of $4.4 million for interest on an income tax settlement. The after tax gain amounted to $2.9 million.
(e)	Income tax expense for the twelve months ended December 31, 2005 includes a benefit of $1.1 million related to the settlement of certain open tax years with the Internal Revenue Service.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2006 (unaudited)	December 31 2005
ASSETS

Current assets:
Cash and cash equivalents	$60,300	$56,413
Restricted cash	240	1,419
Trade and other accounts receivable, less allowance for doubtful accounts ($835—2006;
$1,045 - 2005)	198,243	189,460
Inventories	185,581	151,999
Deferred income taxes	12,277	9,289
Prepaid expenses	5,319	3,119

Total current assets	461,960	411,699

Property, plant and equipment, at cost	751,355	764,945
Less accumulated depreciation and amortization	589,241	610,939

Net property, plant and equipment	162,114	154,006

Prepaid pension cost	85	18,316
Deferred income taxes	26,696	23,157
Other assets and deferred charges	38,838	44,480
Intangibles, net of amortization	51,708	49,874

Total assets	$741,401	$701,532

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$81,623	$88,350
Accrued expenses	59,692	58,847
Dividends payable	2,162	—
Book overdraft	2,549	4,222
Long-term debt, current portion	691	640
Income taxes payable	13,466	14,728

Total current liabilities	160,183	166,787

Long-term debt	152,748	153,189
Other noncurrent liabilities	130,460	115,496

Shareholders’ equity
Common stock and paid in capital (without par value) Issued—17,289,860 in 2006 and 17,081,559 in 2005	88,263	85,162
Accumulated other comprehensive loss	(50,557)	(30,511)
Retained earnings	260,304	211,409

	298,010	266,060

Total liabilities and shareholders’ equity	$741,401	$701,532